United States securities and exchange commission logo





                 October 13, 2020

       John B. Wood
       Chairman and Chief Executive Officer
       Telos Corporation
       19866 Ashburn Road
       Ashburn, Virginia 20147

                                                        Re: Telos Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed October 6,
2020
                                                            File No. 333-249334

       Dear Mr. Wood:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Scott R. Wilson